EXHIBIT 10.23

ACUCELA INC.

Date __, 2015
[Optionee]
[Address]
Dear [Optionee]:
I am pleased to inform you that the Board of Directors (the “Board”) of Acucela Inc. (the “Company”) has approved (i) vesting acceleration and (ii) extension of the post-termination exercise period for stock options (“Options”) you hold under the Company’s 2002 Stock Option and Restricted Stock Plan (the “Plan”). Pursuant to this letter agreement (the “Amendment Letter”), the Company is providing you the opportunity to amend your Options to provide for accelerated vesting and extension of the post-termination exercise period upon certain terminations of your employment following a Change In Control of the Company. For purposes of this Amendment Letter, Company is intended to include any subsidiary, successor corporation or parent of the Company. Terms not otherwise defined in this Amendment Letter will have the meaning ascribed to them in the Plan and the agreements evidencing your Options.
By signing this Amendment Letter you agree that each of the Options you hold under the Plan will be amended to provide for the following.
Vesting Acceleration
In the event of a Change In Control of the Company and your employment is terminated by the Company without Cause or you terminate your employment with the Company for Good Reason within twelve (12) months of the consummation of a Change In Control (a “Qualifying Termination”), then one hundred percent (100%) of your then unvested Options shall become vested and exercisable (the “Acceleration”).

Extension of Post-Termination Exercise Period
In the event of your termination of Services not due to death or Disability, your vested Option will be exercisable until the earlier of, as measured from the date of such termination, (A) the remaining term under the Option or (B) twelve (12) months, but in any event, no later than the expiration date of the Options (the “Extension”).
The Acceleration and the Extension are subject to you executing and not revoking a release of claims in favor of the Company. The release will be in a form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than sixty (60) days after your Qualifying Termination or the date of your termination of employment. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the Acceleration or the Extension.
Please note that if you sign this Amendment Letter any Options that you hold that are incentive stock options shall automatically convert to nonstatutory stock options. This means that your Options that are incentive stock options will no longer qualify for preferential tax treatment. Following their amendment, your incentive stock options will be nonstatutory stock options and will be taxed as such. We suggest you seek the advice of your tax advisor so that you understand the tax implications that accepting this Amendment Letter will have on your Options.
“Cause” means the occurrence of any of the following (i) your willful failure to substantially perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding on you. The foregoing definition does not in any way limit the Company’s ability to terminate your employment or consulting relationship at any time and the term “Company” will be interpreted to include any subsidiary or parent, as appropriate. The foregoing definition of “Cause” may, in part or in whole, be modified or replaced in an individual employment agreement or equity award agreement with you, provided that such definition of cause in such document supersedes foregoing definition.
“Change In Control” shall have the meaning as set forth in the Plan.
“Good Reason” means the occurrence of any of the following, in each case taken without your written consent: (i) a material reduction in your duties, authority or responsibilities, it being understood that a reduction in your responsibilities or authority shall not constitute Good Reason if there is no demotion in your title or position or reduction of the scope of your duties within the Company; (ii) a material reduction in your base salary (and for purposes hereof, “material” means a reduction greater than 10% other than an equivalent percentage reduction in annual base salaries that applies to similarly situated employees of the Company); or (iii) the relocation of the Company’s principal place of business to a location that is outside a 50 mile radius of the Company’s principal place of business as of the date immediately prior to such relocation. Notwithstanding the foregoing, you cannot terminate your employment for Good Reason unless you (A) have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) calendar days of the initial existence of such grounds, (B) the Company has failed to cure such circumstances within thirty (30) calendar days after receipt of such notice, and (C) you resigns your employment within thirty (30) calendar days of such 30-day cure period.

This Amendment Letter will serve as an amendment to your Option and the agreements thereunder only to the extent required to implement the Acceleration and the Extension. By executing this Amendment Letter, you agree to be bound by all terms and conditions described herein. Other than as amended by Amendment Letter, your option remains subject to all of the terms and conditions of the Plan and the agreements evidencing your Options.
This Amendment Letter will become effective as of the date it is signed by you and may only be modified by written agreement between you and the Company. This Amendment Letter is intended to be interpreted and operated to the fullest extent possible so that the benefits hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or shall comply with the requirements of such section, and the Company does not warrant or guarantee such exemption or compliance. Any reference to a termination of employment is intended to constitute a separation from service within the meaning of Section 409A. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (other than their choice-of-law provisions).

You acknowledge and represent that you have consulted your tax advisor, if any, as you deemed advisable in connection with this amendment and that you are not relying upon the Company for any tax or legal advice.
You must return this Amendment Letter within twenty (20) days of the date hereof. If you do not return this Amendment Letter within such period of time, then, your Options will not be amended to provide for the Acceleration and the Extension.
You may indicate your agreement with these terms and accept this Amendment Letter by signing and dating below.

Very truly yours,
ACUCELA INC.

By:
[Name]
[Title]

Accepted and Agreed To:

Signature of Optionee

Print Name of Optionee

Date